Exhibit 10.26
EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made effective this 15th day of November, 2011, (the “Effective Date”), by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and Daniel Boudreaux, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company wishes to continue to employ Executive as its Senior Vice President and Chief Accounting Officer pursuant to the terms and conditions of this Agreement and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1.
EMPLOYMENT AND SEVERANCE
1.1 Employment. The Company agrees to continue to engage Executive in the capacity as Senior Vice President and Chief Accounting Officer, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below. Executive agrees to resign from all positions with the Company immediately upon the termination of employment for any reason.
1.2 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated under Article 6 below, shall continue in force until November 14, 2014 (the “Term”).
1.3 Failure to Renew Agreement. In the event this Agreement is not renewed, Executive agrees that all of the terms, conditions and provisions contained herein, and the Agreement itself, terminate at the end of the Term. If Executive continues to perform the same or similar services for the Company following the failure to renew this Agreement, Executive shall be considered to be an at-will employee, and no term, condition or provision of this Agreement shall govern any continued employer/employee relationship.

ARTICLE 2.
DUTIES OF EXECUTIVE
2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of Senior Vice President and Chief Accounting Officer subject to the control and supervision of the Company’s President and Chief Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to Executive from time to time by the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of Executive’s ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of Executive’s authority, shall to the best of Executive’s ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times and in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s facility in Las Vegas, Nevada, or at such other location as designated by the Company. Executive understands Executive will be required to travel to the Company’s various operations as part of Executive’s employment.
2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote Executive’s entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one-half percent (0.5%) of the securities of a publicly traded entity (a “Permissible Investment”). While employed by the Company or one of its subsidiaries, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in, or actively seeking to be engaged in, the casino gaming, card club horse racing or pari-mutuel wagering business (collectively, the “Gaming Business”). In this regard, and for purposes of this section only, Executive acknowledges that the gaming industry is national and international in scope, and accordingly, this covenant shall apply throughout the United States, and to the extent the Company secures a presence or ownership internationally, this covenant shall apply internationally as well.

ARTICLE 3.
COMPENSATION
3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary at the rate of Three Hundred Twenty-Four Thousand Dollars ($324,000.00) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).
3.2 Annual and Other Bonuses. In its sole and absolute discretion and subject to the following, each year the Company may develop an annual bonus program that is approved by the Company’s Board of Directors. Executive shall be eligible to participate in the annual bonus program provided that Executive is actively employed with the Company before October 1 of the applicable calendar year. In the event Executive commences active employment with the Company before October 1 of the applicable calendar year but is employed less than a full calendar year, Executive shall be eligible for a prorated annual bonus. Executive is not eligible to participate in the annual bonus program if Executive commences active employment with the Company on or after October 1 of the applicable calendar year. Any such bonus shall be structured to comply with Section 162(m) (4) (C) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.162-27(e) unless otherwise determined by the Company. Any such bonus earned by Executive shall be paid annually within ninety (90) days after the conclusion of the Company’s fiscal year. Unless otherwise approved in the sole and absolute discretion of the Company, Executive is not eligible to participate in the annual bonus program and shall not receive an annual bonus if Executive’s employment with the Company is terminated by the Company or Executive for any reason prior to the date on which the Company pays its annual bonus. Executive shall at all times be subject to the Company’s policy on recovery of incentive compensation as it may be amended from time to time.
ARTICLE 4.
EXECUTIVE BENEFITS
4.1 Vacation. Executive shall be entitled to vacation (paid time off) each year, without reduction in compensation, in accordance with the general policies of the Company applicable generally to other similarly situated executives of the Company pursuant to the Company’s personnel policies from time to time.
4.2 Benefits. Executive shall receive all other such benefits as the Company may offer to other similarly situated executives of the Company generally under the Company personnel plans, practices, policies and programs in effect from time to time, such as health and disability insurance coverage, paid sick leave and fully eligible participation in deferred compensation plans.
ARTICLE 5.
REIMBURSEMENT FOR EXPENSES
5.1 Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of Executive’s duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

ARTICLE 6.
TERMINATION
6.1 Termination for Cause. Without limiting the generality of Section 6.3, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).
6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of Executive’s employment under this Agreement in a professional and businesslike manner, other than due to Executive’s Disability (unless such Disability is due to substance or alcohol abuse), after having received thirty (30) days written notice specifying such failure to perform and a reasonable opportunity to perform.
6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or a material willful breach of Executive’s fiduciary duty to the Company.
6.1.3 Wrongful Acts. If Executive is convicted of a felony or misdemeanor involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any rules or regulations of gaming authorities that could have a material adverse effect on the Company) that would make the continuance of Executive’s employment by the Company detrimental to the Company as determined in good faith by the Company.
6.1.4 Failure To Be Licensed or Approved by the Company’s Compliance Committee. Executive shall promptly, accurately and truthfully complete all forms provided by the Company’s Compliance Committee and shall fully cooperate in any background investigation conducted pursuant to the Company’s Compliance Program. Executive shall also apply for all applicable gaming licenses, if required, within ninety (90) days of the Effective Date of this Agreement or such shorter period required by law, to the extent Executive is not already licensed or on file as of the date hereof. If Executive fails to be recommended for approval and retention by the Compliance Committee or Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, or if the Company is directed to cease business with Executive by any governmental authority; or if the Company determines in its reasonable judgment that Executive was or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance that could or does jeopardize the Company’s business, reputation or any of such licenses; or any of the Company’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Executive’s employment by the Company or as a result of Executive’s actions, then the Company may by written notice to Executive terminate the Agreement for Cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.

6.2 Death or Disability. This Agreement (and Executive’s employment with the Company) shall terminate on the death or “Disability” of Executive. Executive will be deemed to have a “Disability” when Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a substantially continuous period of not less than six (6) months, or begins receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company or an affiliate by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. If there should be a dispute between the Company and Executive as to Executive’s physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Society or similar body. The certification of such a physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.
6.3 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving notice of such termination to Executive. Failure by the Company to extend the Initial Term or any Renewal Period, if applicable, shall not be a termination of this Agreement Without Cause.
6.4 Termination by Executive for Good Reason. Executive may terminate Executive’s employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to: (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with Executive’s status in the Company, or any material reduction in the authority, duties or responsibilities of Executive); (ii) a material reduction by the Company in Executive’s then Base Salary, a material reduction in other benefits (except as such benefits may be changed or reduced for other similar executives), or the failure by the Company to pay Executive any material portion of Executive’s current compensation when due; or (iii) following a Change in Control, the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement (A) naming Executive to at least the same or equivalent position contained in this Agreement and (B) containing at a minimum the same material terms and conditions as set forth in this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (iv) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (v) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (vi) Executive resigns within thirty (30) days following the expiration of the Remedy Period. Further, in the event that Executive resigns for Good Reason and within two (2) years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within thirty (30) days of accepting such employment.

6.5 Effect of Termination.
6.5.1 Payment of Salary and Expenses Upon Termination. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6. If this Agreement is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease, except as provided in this Section 6.5, and the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary, any compensation previously voluntarily deferred by Executive payable in accordance with the provisions of the applicable deferred compensation plan and in accordance with Executive’s election under such plan. In addition, promptly upon submission by Executive of Executive’s unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If the Agreement is terminated for “Cause,” or due to Executive’s death or Disability or by the Executive without “Good Reason”, Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1. Termination by the Company for Cause shall be in addition to and without prejudice to any other right or remedy that the Company may be entitled to at law, in equity, or under this Agreement.
6.5.2 Termination Without Cause or Termination by Executive for Good Reason Other than in Connection with a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason other than in connection with a Change of Control as contemplated by Section 6.5.3, the following shall apply:
(a)	Executive shall be entitled to receive severance compensation as set forth in Appendix A attached hereto.
6.5.3 Termination Without Cause or Termination by Executive for Good Reason on or Within the Eighteen (18) Months After a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason within eighteen (18) months:
(a)	Executive shall be entitled to receive severance compensation as set forth in Appendix A attached hereto.
(b)	For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:
(i)	The direct or indirect acquisition by an unrelated “Person” or “Group” or “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii)	The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions; or
(iii)	The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization.
None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulation Section 1.409A-3(i) (5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than fifty percent (50%) of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons shall not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.
6.5.4 Code Section 409A. Notwithstanding any other provision herein, the parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, and the Company may adopt such amendments to the Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to exempt any payment hereunder from Section 409A and/or preserve the intended tax treatment of any payment provided hereunder, or comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A; provided that, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. In the event that any compensation with respect to Executive’s separation from service is “nonqualified deferred compensation” within the meaning of Section 409A, the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s separation from service, except in the event of Executive’s death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.5.4. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Payments of compensation or benefits on Executive’s termination of employment (other than accrued salary and other accrued amounts that must be paid under applicable law, and “welfare benefits” specified in Treasury Regulation Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h). In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A be subject to offset unless otherwise permitted by Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Any payments made in accordance with the Company’s customary payroll practices shall be made within 30 days of each payroll date pursuant to the payroll schedule in effect on the Effective Date of this Agreement.
6.5.5 Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder; provided nothing herein shall eliminate the Company’s obligation to provide required written notice, or prevent Executive from having the opportunity to cure any defect raised in such notice, to the extent applicable under the relevant subsection of Section 6.1. Executive shall not render services to any other person, firm or corporation engaged in, or actively seeking to become engaged in the Gaming Business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.

6.6 Exercisability of Equity Grants. All equity grants, if any, shall be governed by the terms and conditions of the governing equity grant agreement(s) and any related stock option plan or other equity plan.
6.7 No Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination (“Other Benefits”), which such Other Benefits shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article 6 of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.
6.8 Full Settlement. The provisions of this Agreement constitute the sole and complete understanding and resolution of the parties regarding rights upon termination.
6.9 Release. It shall be a condition for Executive’s right to receive any severance benefits hereunder that Executive execute a general release in favor of the Company and its affiliates in the form as attached hereto and Appendix B or as presented to Executive by the Company, in the Company’s sole discretion, and covering such additional matters as may be reasonably requested by the Company, which release shall not encompass the payments contemplated hereby. The timing of payments under this Agreement upon the execution of the general release shall be governed by the following provisions:
(a)	The Company must deliver the release to Executive for execution no later than fourteen (14) days after Executive’s termination of employment. If the Company fails to deliver the release to Executive within such fourteen (14) day period, Executive will be deemed to have satisfied the release requirement and will receive payments conditioned on execution of the release as though Executive had executed the release and all revocation rights had lapsed at the end of such fourteen (14) day period.
(b)	Executive must execute the release within forty-five (45) days from its delivery to Executive.
(c)	If Executive has revocation rights, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the release.

(d)	In any case in which the release (and the expiration of any revocation rights) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall begin within thirty (30) days after the release becomes effective and revocation rights have lapsed.
(e)	In any case in which the release (and the expiration of any revocation rights) could become effective in one of two (2) taxable years of Executive depending on when Executive executes the release, payments conditioned on execution of the release shall not begin before the first business day of the later of such tax years.
6.10 Excise Tax Limitation.
6.10.1 Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) to be paid or made payable to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or any of its Subsidiaries on a change in the ownership or effective control of the Company or its assets (a “Change of Control”) within the meaning of Section 280G of the Code (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) (A) the net amount of the Payments Executive would retain after payment of the Excise Tax and federal and state income taxes on the Payments would be less than (B) the net amount of the Payments Executive would retain, after payment of the Excise Tax and federal and state income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the “Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as hereinafter defined) ; provided, however, that any such reduction will be made first to any Payments that are not subject to Section 409A, and if further reduction is required, will then be made to Payments subject to Section 409A. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other Agreement, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. For purposes of the calculations described above, it shall be assumed that Executive’s tax rate will be the maximum marginal federal and state income tax rate on earned income.
6.10.2 All determinations required to be made under this Section 6.10 (each, a “Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to a “Change of Control” (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive’s Severance Payment hereunder (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect Executive’s right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.10.3.
6.10.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.10.1 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the “IRS”) proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of Executive’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 6.10.3, until the date of payment.
ARTICLE 7.
CONFIDENTIALITY
7.1 Nondisclosure of Confidential Material. In the performance of Executive’s duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of the Company that draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of Executive’s duties to the Company or as required by a court order or any gaming regulator or as required for

Executive’s personal tax or legal advisors to advise Executive, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of Executive’s obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that is in the possession or under the control of Executive.
7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company Executive’s entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. The Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as the Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to the Company any Executive Work Product.
7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.

7.4 Covenant Not to Compete. In the event this Agreement is terminated by the Company or by Executive, for a reason other than one specified in Section 6.2 or the expiration of the Term without this Agreement being renewed, then for a period of twelve (12) months (but only six (6) months in the case of an entity whose only competitive relationship with the Company is in the market in which the Company has its principal place of business but does not also own or manage a casino), Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino gaming, card club, video lottery terminal (“VLT”) or horseracing business that competes against the Company in any “market” in which the Company owns (in whole or in part, directly or through an investment in another entity) or operates a casino, card club, VLT or horseracing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club, VLT or horseracing facility owned (directly or indirectly or through an investment in another entity) or operated or under construction by the Company.
7.5 No Hire Away Policy. In the event this Agreement is terminated either by the Company or by Executive for any reason, then for a period of one (1) year after the effective date of such termination or the period of severance compensation set forth in Appendix A, whichever is longer, Executive shall not, directly or indirectly, for him or herself or on behalf of any entity with which Executive is affiliated or employed, hire any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six (6) months prior to such occurrence). Executive shall not be deemed to hire any such person so long as Executive did not directly or indirectly engage in or encourage such hiring.
7.6 No Solicitation. In the event this Agreement is terminated either by the Company or by Executive for any reason, for a period of one (1) year after the effective date of such termination or the period of severance compensation set forth in Appendix A, whichever is longer, Executive shall not directly or indirectly, for him or herself or on behalf of any entity with which Executive is affiliated or employed, solicit any employee of the Company or any of its subsidiaries (or any person who was such an employee within six (6) months prior to such occurrence) or encourage any such employee to leave the employment of the Company or any of its subsidiaries.
7.7 Non-Solicitation of Customers. In the event this Agreement is terminated either by the Company or by Executive for any reason, for a period of one (1) year after the effective date of such termination or the period of severance compensation set forth in Appendix A, whichever is longer, Executive shall not solicit any customers of the Company or its subsidiaries or any of their respective casinos, card clubs, VLT facilities or horseracing facilities or knowingly encourage any such customers to leave the Company’s casinos, card clubs, VLT facilities or horseracing facilities or knowingly encourage any such customers to use the facilities or services of any competitor of the Company or its subsidiaries. Executive shall at no time use proprietary customer lists or Confidential Material to solicit customers.
7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment) in any person engaged in the casino, card club, VLT or horseracing businesses in any market that the Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.
7.10 Non-disparagement. In the event this Agreement is terminated either by the Company or by Executive for any reason: (i) Executive agrees that Executive will not disparage (or induce or encourage others to disparage) the Company, any of its affiliates or any of its or their officers, directors, executives, employees or shareholders. As used herein, the term “disparage” includes, without limitation, comments or written or oral statements to the press, the financial community, other gaming companies, any of the Company’s or its affiliates’ officers, directors, executives, employees or shareholders or any person with whom the Company or any of its affiliates has a business relationship, or any other person: (A) that is designed to or would reasonably be expected to adversely affect in any manner the conduct of any of the Company’s or any of its affiliates’ business or the business or personal reputations of the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, executives, employees or shareholders; or (B) that negatively reflects upon, in any manner whatsoever, the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, executives, employees or shareholders; and (ii) the Company agrees that the Company will not disparage (or induce or encourage others to disparage) Executive. As used herein, the term “disparage” includes, without limitation, comments or written or oral statements to the press, the financial community, other gaming companies, any of the Company’s or its affiliates’ officers, directors, executives, employees or shareholders or any person with whom Executive has a business relationship, or any other person: (A) that is designed to or would reasonably be expected to adversely affect in any manner the conduct of any of Executive’s business or the business or personal reputation of Executive; or (B) that negatively reflects upon, in any manner whatsoever, Executive.

ARTICLE 8.
ARBITRATION
8.1 General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.
8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
8.3 Applicability of Arbitration; Remedial Authority. This Agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that Executive or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.
8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and arbitrator fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
ARTICLE 9.
MISCELLANEOUS
9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.
9.2 Entire Agreement. This Agreement and the stock option agreements between the Company and Executive constitute the total and complete agreement of the parties and supersede all prior and contemporaneous understandings and agreements heretofore made, including the Original Agreement, and there are no other representations, understandings or agreements.
9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision that cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.
9.5 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.
9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.6, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.
9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.
9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.
9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or forty-eight (48) hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at Executive’s address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Daniel Boudreaux 8545 Killians Greens Drive Las Vegas, NV 89113

To the Company:	Pinnacle Entertainment, Inc. 8918 Spanish Ridge Avenue Las Vegas, NV 89148 Attn: General Counsel Telephone: (702) 541-7777 Facsimile: (702) 541-7773
9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.
9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.
9.13 Counsel. Executive has been advised by the Company that Executive should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

9.14 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.
9.15 References to Sections of the Code. All references in this Agreement and any Appendix hereto to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.
9.16 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.5, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 29th day of November, 2011, and effective as of the Effective Date.

EXECUTIVE	THE COMPANY

PINNACLE ENTERTAINMENT, INC.

/s/ Daniel Boudreaux	/s/ Anthony M. Sanfilippo

	By:	Anthony M. Sanfilippo
	Its:	President & Chief Executive Officer

APPENDIX A

Daniel Boudreaux
1.	Severance Compensation under Section 6.5.2 of the Agreement: Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason other than in connection with a Change of Control pursuant to Section 6.5.2 of the Agreement, and for so long as Executive does not compete with the Company or its Subsidiaries in the Gaming Business following the date of termination of Executive’s employment for the period as set forth in Section 7.4 of the Agreement, Executive shall be entitled to receive Executive’s then current salary for eighteen (18) months following the date of termination of Executive’s employment (the “Base Severance Benefit”) payable in accordance with the Company’s regular salary payment schedule from time to time. Executive shall have an affirmative obligation to mitigate the Base Severance Benefit and should Executive compete with the Company or its Subsidiaries prior to the end of the Base Severance Benefit period, Executive shall not be entitled to receive any additional payments from the Company or Company benefits described below with respect to periods after the commencement of any such competitive activity or otherwise, and all such obligations shall be extinguished.
2.	Severance Compensation under Section 6.5.3 of the Agreement: Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason on or within eighteen (18) months after a Change of Control pursuant to Section 6.5.3 of the Agreement, and provided that Executive does not compete with the Company or its Subsidiaries in the Gaming Business for the period as set forth in Section 7.4 of the Agreement, Executive shall be entitled to receive Executive’s then current salary for eighteen (18) months following the date of termination of Executive’s employment (the “Base Severance Benefit”) payable in accordance with the Company’s regular salary payment schedule from time to time. Executive shall have an affirmative obligation to mitigate the Base Severance Benefit and should Executive compete with the Company or its Subsidiaries prior to the end of the Base Severance Benefit period, Executive shall not be entitled to receive any additional payments from the Company or Company benefits described below with respect to periods after the commencement of any such competitive activity or otherwise, and all such obligations shall be extinguished. In addition, all unvested Equity Grants, including any unvested replacement Equity Grants that may have been granted to Executive to replace unvested Equity Grants that expired by their terms in connection with a Change of Control, shall immediately become vested and may be exercised in accordance with their terms and Section 6.6 hereof. To the extent that any unvested Equity Grants terminate by their terms at the time of or in connection with a Change of Control and replacement Equity Grants of at least equivalent value are not granted to Executive, the Executive shall receive as additional cash severance at the time of termination the consideration paid for the securities underlying the unvested expired Equity Grants at the time of the Change of Control less, to the extent applicable, (a) the exercise price or other consideration payable by Executive for the Equity Grants; and (b) the value of any replacement Equity Grants realized by Executive through or as a result of such termination.

3.	Additional Severance Benefits Upon Termination by the Company Without Cause or by Executive For Good Reason under Sections 6.5.2 or 6.5.3 of the Agreement: Provided that Executive does not compete with the Company or its Subsidiaries in the Gaming Business for the period set forth in Section 7.4 of the Agreement, Executive shall also be entitled to receive health benefits coverage for Executive and Executive’s dependents under the same plan(s) or arrangement(s) under which Executive and Executive’s dependents were covered immediately before Executive’s termination (unless said plan(s) or arrangement(s) are modified for all similarly situated executives) or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of similar executives (the “Health Coverage Continuation”) until the earlier of (i) the period of time to which Executive is entitled to severance compensation (the Base Severance Benefit period set forth above in paragraphs 1 or 2, as applicable); or (ii) the date Executive (and in the case of Executive’s dependents, the dependents) becomes covered or eligible for coverage under any other group health plan not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under this paragraph shall continue (but not beyond the periods described in clauses (i) and (ii) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. Executive is required to make a timely election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this paragraph, and the obligations of the Company and its Subsidiaries under this paragraph shall be conditioned upon Executive timely making such an election. To effectuate Executive’s Health Coverage Continuation, the Company shall pay Executive’s COBRA premiums until the earlier of: (i) the period of time to which Executive is entitled to severance compensation (the Base Severance Benefit period set forth in paragraph 1 or 2 above, as applicable); or (ii) the date Executive (and in the case of Executive’s dependents, the dependents) becomes covered or eligible for coverage under any other group health plan not maintained by the Company or any of its Subsidiaries. Any payment or reimbursement of benefits under this paragraph that is taxable to Executive or Executive’s dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or Executive’s dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

APPENDIX B
RELEASE and RESIGNATION
For valuable consideration, receipt of which is hereby acknowledged, the undersigned Daniel Boudreaux (“Executive”), for Executive and Executive’s spouse, heirs, estate, administrators and executors, hereby fully and forever releases and discharges Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary, of and from any and all claims, demands, causes of action of any kind or nature, in law, equity or otherwise, whether known or unknown, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under any written employment agreement between Executive and the Company in effect as of the date hereof, or any deferred compensation plan or arrangement in which Executive participates or any rights of indemnification under the Company’s Articles, Bylaws, Indemnity Trust Agreement or the like, or coverage under Director and Officer Insurance, nor shall it prevent Executive from exercising Executive’s rights, if any, under any such employment agreement or under any stock option, restricted stock or similar agreement in effect as of the date hereof in accordance with their terms.
Executive represents and warrants that Executive has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this release.
Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.
Executed this  _____  day of  _____, 20__.

Executive